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Exhibit 99.1

May 15, 2003

Press Release

        SOURCE: H&E Equipment Services L.L.C.

H&E Equipment Services Reports First Quarter 2003 Results and Litigation Status

        BATON ROUGE, LA., May 15, 2003/news/—H&E Equipment Services L.L.C. (the Company), today announced financial results for the first quarter ended March 31, 2003. The merger between H&E Equipment Services L.L.C. and ICM Equipment Company L.L.C. (ICM) was completed on June 17, 2002. Accordingly, the actual financial information presented herein includes ICM's results of operations since the date of the merger. The actual operating results for the quarter ended March 31, 2002, exclude the results of ICM.

        The Company reported 2003 first quarter revenues, on an actual basis, of $101.2 million, compared to $65.7 million for the first quarter 2002. The net loss for the first quarter was $26.3 million compared to a net loss of $0.7 million for the first quarter last year. The net loss for the first quarter of 2003 includes a $17.0 million charge for estimated damages and attorney's fees related to litigation, as described below.

        Total revenues for the quarter ended March 31, 2003, declined 5.0% from the quarter ended March 31, 2002, with a corresponding 15.5% decline in earnings before interest, taxes, depreciation, and amortization (EBITDA), on a pro forma basis, giving effect to the merger of ICM with and into H&E Equipment Services L.L.C. as if it had occurred at the beginning of the period presented.

        John Engquist, President and Chief Executive Officer, states, "This first quarter was challenging for us. We have felt the impact of the tough economy and the uncertainty surrounding global events. Time utilization for our crane fleet was lower than I have ever seen in all my years of experience in this industry.    However, we believe our integrated model continued to provide balanced revenues and gross profit margin contribution during a very difficult economic time. For the three months ended March 31, 2003, our equipment rental revenues were 36.6% of total revenues, new equipment sales were 20.1%, used equipment sales were 18.2%, parts sales and service revenues were 20.5% and other revenues were 4.6%. Gross profit contribution by segment, as a percentage of total gross profit, was 44.0% for equipment rentals, 7.1% for new equipment sales, 15.1% for used equipment sales, 33.7% for parts sales and service revenues and 0.1% for other revenues."

        John Engquist continues, "We are starting to see some results of our cost reduction efforts in our selling, general and administrative (SG&A) costs. SG&A costs for the first quarter 2003 decreased approximately $1.0 million from the first quarter 2002, on a pro forma basis, due primarily to a reduction in employees and our focus on controlling costs."

Litigation Status

        In July 2000, a complaint was filed in the General Court of Justice, Superior Court Division, State of North Carolina, County of Mecklenburg under the caption Sunbelt Rentals, Inc. v. Head & Engquist Equipment, d/b/a H&E Hi-Lift, et al. The complaint was filed by a competitor of the Company, BPS Equipment, which was acquired by the plaintiff in June 2000, against the Company, Robert W. Hepler, an executive officer, and other employees of the Company. The complaint alleged, among other things, breach of fiduciary duty, misappropriation of trade secrets, unfair trade practices, interference with prospective advantage and civil conspiracy, in connection with the start-up of H&E's Hi-Lift division in January 2000 and the hiring of former employees of BPS Equipment. The complaint sought, among other things, an order which enjoins the defendants from using BPS Equipment's trade secrets, awards of unspecified compensatory and punitive damages to the plaintiff as well as awarding the plaintiff's costs and attorneys' fees.

        On May 2, 2003, an order and opinion was handed down by the court, pursuant to which the plaintiff was awarded damages of $5.0 million, which amount was trebled pursuant to statute to total $15.0 million, plus plaintiff's attorneys' fees. The final judgment will not be entered in this matter until motions for attorneys fees have been heard, which is expected to occur within 60 days from the date of the order and opinion. The Company's management intends to appeal and vigorously contest this judgment. However, even if there is a reduction in the amount of damages awarded to the plaintiff on appeal, management believes that the resulting judgment could have a material adverse effect on the Company's business or financial condition.

        During the quarter ended March 31, 2003, the Company recorded a $17.0 million loss for estimated damages and plaintiff's attorneys' fees. The charge is recorded as a separate component of loss from operations in the accompanying unaudited consolidated statement of operations and unaudited combined selected statement of operations. On an on-going basis, management will continue to monitor the progress of the case and modify the estimated loss, if necessary.

        As a result of the Company recording the $17.0 million loss from litigation, the Company's senior secured credit agreement was amended on May 14, 2003, to modify certain restrictive financial covenants and financial ratios. The Company paid a loan amendment fee of $0.4 million that will be amortized over the remaining term of the loan. Consequently, the Company is not and does not expect to be in default under the senior secured credit facility as a result of the estimated loss from litigation.

        "We were very surprised by the recent court order and opinion," said John Engquist. "Our intention is to appeal and vigorously contest this judgment. We have worked closely with our legal counsel and senior secured lenders to proactively respond to this situation, and are pleased to have reached a timely agreement with our senior secured lenders to address the impact on our senior secured credit facility."

        At March 31, 2003, the Company had $77.9 million outstanding on its senior secured credit facility with an additional $67.4 million in available borrowings, based on the collateral value of the borrowing base assets.

Pro Forma Results

        The unaudited pro forma combined selected data for the quarter ended March 31, 2002, presented herein, gives effect to the merger of ICM with and into H&E Equipment Services L.L.C. as if it had occurred at the beginning of the period presented.

        For the quarter ended March 31, 2003, total revenues were $101.2 million, compared to $106.5 million (pro forma) for the quarter ended March 31, 2002, a decline of $5.3 million or 5.0%.

        For the three months ended March 31, 2003, rental revenues decreased 6.6% or $2.6 million to $37.0 million from $39.6 million (pro forma) for the same time period last year. The decrease in rental revenues was attributable primarily to lower time utilization in both our crane and high reach rental fleets. Equipment dollar utilization at the end of March 2003 was approximately 30.1% compared to approximately 31.7% at the end of March 2002.

        New and used equipment sales improved slightly to $38.8 million for the three months ended March 31, 2003 from $38.5 million (pro forma) for the comparable period last year.

        Parts sales and service revenues for the three months ended March 31, 2003 declined $2.9 million or 12.2% to $20.8 million from $23.7 million (pro forma) for the three months ended March 31, 2002. Of the total $2.9 million decline, parts sales accounted for $1.9 million of the difference and service revenues accounted for the remaining $1.0 million difference. As a result of the slowing economy, customers have deferred or cancelled major repairs to their fleets.

        For the three months ended March 31, 2003, total gross profit was $25.2 million, compared to $29.0 million (pro forma) for the three months ended March 31, 2002, a decline of $3.8 million or 13.1%. For the first quarter 2003, total gross profit margin decreased to 24.9% from 27.2% in the first quarter of 2002.

        For the three months ended March 31, 2003, rental gross profit decreased 25.0% or $3.7 million to $11.1 million from $14.8 million (pro forma) for the same time period last year. The decrease in rental gross profit was attributable primarily to a decline in rental volumes and increased cost associated with aging the rental fleet.

        New and used equipment gross profit for the first quarter 2003 improved 5.7% or $0.3 million to $5.6 million from $5.3 million (pro forma) for same time period in 2002. The improvement was a result of increased margins on used crane and earth moving equipment sales. The gross profit margin increased 0.6% for first quarter 2003 compared to the (pro forma) gross profit margin in the first quarter of 2002.

        Parts and service gross profit for the three months ended March 31, 2003 dropped $1.1 million or 11.5%, to $8.5 million from $9.6 million (pro forma) for the same time period in 2002. Despite the gross profit dollar decline, gross margin improved slightly.

        Selling, general and administrative expenses declined $1.0 million or 3.9% to $24.7 million for the three months ended March 31, 2003 from $25.7 million (pro forma) for the three months ended March 31, 2002.

        EBITDA for the three months ended March 31, 2003 decreased 15.5%, to $15.3 million from $18.1 million (pro forma) for the same period in 2002. The decline in EBITDA is primarily a result of lower rental revenues and increasing rental maintenance costs.

        The Company's management will hold its first quarter earnings conference call on May 19, 2003, at 11:00 AM. Eastern Standard Time. The conference call number is 1.800.383.5819.

About H&E Equipment Services L.L.C.

        H&E Equipment Services L.L.C. is one of the largest integrated equipment rental, service and sales companies in the United States with an integrated network of 45 facilities, most of which have full service capabilities, and a workforce that includes a highly-skilled group of service technicians and separate rental and equipment sales forces. In addition to renting equipment, the Company also sells new and used equipment and provides extensive parts and service support. This integrated model enables the Company to effectively manage key aspects of its rental fleet through reduced equipment acquisition costs, efficient maintenance and profitable disposition of rental equipment. The Company generates a significant portion of our gross profit from parts sales and service revenues.

Forward-Looking Statements

        Certain statements contained in this presentation are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "projects," "forecasts," "may," "will," "should," "on track," or "anticipates," or the negative thereof or comparable terminology, or by discussion of strategy. The Company's business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions can reduce demand and prices for the Company's products and services, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the Company may not have access to capital that it may require, and (4) intense competition. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

H&E EQUIPMENT SERVICES L.L.C.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended March 31,
	2003	2002(1)
Revenues:
Equipment rentals	$37,028	$22,879
New equipment sales	20,370	16,047
Used equipment sales	18,410	9,123
Parts sales	12,205	9,490
Service revenues	8,587	5,169
Other	4,622	2,992
Total revenues	101,222	65,700
Gross profit:
Equipment rentals	11,086	9,109
New equipment sales	1,791	1,330
Used equipment sales	3,812	1,622
Parts sales	3,276	2,407
Service revenues	5,234	2,973
Other	17	(162)
Gross profit	25,216	17,279
Selling, general, and administrative expenses	24,746	15,568
Loss from litigation	17,000	—
Gain (loss) on sale of property and equipment	(27)	21
Income (loss) from operations	(16,557)	1,732
Interest expense	9,813	2,846
Other income, net	21	25
Loss before income taxes	(26,349)	(1,089)
Income tax benefit	—	379
Net loss	$(26,349)	$(710)

(1)
Excludes the results of operations of ICM as the merger was not completed until June 17, 2002.

H&E EQUIPMENT SERVICES L.L.C.
SELECTED UNAUDITED BALANCE SHEET DATA
March 31, 2003

(in thousands)

Cash	$2,767
Rental equipment, net	305,566
Total assets	449,595
Total debt(1)	328,904
Total liabilities	451,514
Member's deficit	(1,919)
Total liabilities and member's deficit	$449,595

(1)
Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior secured notes, senior subordinated notes and capital lease obligations.

H&E EQUIPMENT SERVICES L.L.C.
UNAUDITED COMBINED SELECTED STATEMENTS
OF OPERATIONS DATA

(in thousands)

	Three Months Ended March 31,
	2003 Actual	2002 Pro Forma
Revenues:
Equipment rentals	$37,028	$39,640
New equipment sales	20,370	22,613
Used equipment sales	18,410	15,907
Parts sales	12,205	14,124
Service revenues	8,587	9,589
Other	4,622	4,661
Total revenues	101,222	106,534
Gross profit:
Equipment rentals	11,086	14,769
New equipment sales	1,791	2,331
Used equipment sales	3,812	2,989
Parts sales	3,276	3,795
Service revenues	5,234	5,790
Other	17	(672)
Gross profit	25,216	29,002
Selling, general, and administrative expenses	24,746	25,698
Loss from litigation	17,000	—
Gain (loss) on sale of property and equipment	(27)	21
Income from operations	(16,557)	3,325
Reconciliation to EBITDA:
Income from operations	(16,557)	3,325
Depreciation and amortization	14,813	14,767
Loss from litigation	17,000	—
Gain (loss) on sale of property and equipment	27	(21)
EBITDA	$15,283	$18,071

(1)
The unaudited pro forma combined selected statement of operations data for the three months ended March 31, 2002, gives effect to the merger of ICM with and into H&E Equipment Services L.L.C. as if it had occurred at the beginning of the period presented.

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  Exhibit 99.1
H&E EQUIPMENT SERVICES L.L.C. UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands)
H&E EQUIPMENT SERVICES L.L.C. SELECTED UNAUDITED BALANCE SHEET DATA March 31, 2003 (in thousands)
H&E EQUIPMENT SERVICES L.L.C. UNAUDITED COMBINED SELECTED STATEMENTS OF OPERATIONS DATA (in thousands)